Exhibit 10-e

DIRECTORS'

DEFERRED FEE PLAN

OF

TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI

As Restated Effective as of December 31, 2007

DIRECTORS'

DEFERRED FEE PLAN

OF

TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI

As Restated Effective as of December 31, 2007

PURPOSE AND EFFECTIVE DATE

The purpose of the Directors' Deferred Fee Plan of Trustmark National Bank, Jackson, Mississippi is to provide specified benefits to Directors who contribute materially to the continued growth, development and future business success of Trustmark National Bank, Jackson, Mississippi.  It is the intention of Trustmark National Bank, Jackson, Mississippi that this program and the individual plans established hereunder be administered as unfunded welfare benefit plans established for Directors of the Bank.  The effective date of this Plan is February 12, 1985; and this Plan was amended and restated as of February 12, 1986.  This Plan was last restated effective January 1, 1999.  This Plan is further amended and restated as of December 31, 2007 in order to comply, where applicable, with the requirements of Code Section 409A (as defined below).

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1	Definitions. For purposes of this Plan, the following phrases or terms shall have the indicated meanings unless otherwise clearly apparent from the context:

(e)
"Bank" shall mean Trustmark National Bank, Jackson, Mississippi and any Subsidiary that duly adopts the Plan as provided in Article XIV hereof.  Where the context dictates, the term "Bank" as used herein refers to the particular Bank that has entered into a Plan Agreement with a particular Participant.

(b)
"Beneficiary" shall mean the person, persons or estate of a Participant, entitled to receive any benefits subsequent to the death of a Participant under a Plan Agreement entered into in accordance with the terms of this Plan.

(c)	"Beneficiary Designation" shall mean the form of written agreement, attached hereto as Annex II, by which the Participant names the Beneficiary(ies) of the Plan.

(d)
"Benefit Level" shall mean that level of Benefits (Death and Retirement) which is made available by the Bank to the Participant for computation of Retirement and Death Benefits pursuant to the terms and conditions of the Plan.

(e)	"Board of Directors" shall mean the Board of Directors of Trustmark National Bank, Jackson, Mississippi unless otherwise indicated or the context otherwise requires.

(f)
"Buyout" shall mean a transaction or series of related transactions by which the Bank or Holding Company is sold, either through the sale of a Controlling Interest in the Bank's or Holding Company’s voting stock or through the sale of substantially all of the Bank's or Holding Company’s assets, to a party not having a Controlling Interest in the Bank's or Holding Company’s voting stock.

(g)	"Change in Control" shall mean a Buyout, Merger, or Substantial Change in Ownership.

(h)
"Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, or the corresponding Section of any subsequent Internal Revenue Code, and, to the extent not inconsistent therewith, regulations issued thereunder.

(i)
"Committee" shall mean the Human Resources Committee of the Board of Directors of the Holding Company (or any successor committee thereto) or any other committee appointed by the Board of Directors of the Bank in lieu thereof to manage and administer the Plan and individual Plan Agreements in accordance with the provisions of Article XII hereof.

(k)	"Controlling Interest" shall mean ownership, either directly or indirectly, of more than twenty percent (20%) of the Bank's or Holding Company’s voting stock.

(l)	"Death Benefit" shall mean the benefit provided under Article III of the Plan.

(l)	"Director" shall mean any person who is associated as a Director or Advisory Director with the Bank or one of its Subsidiaries.

(m)	"Disability" or "Disabled" shall mean that a Participant is disabled as provided in Section 3.8.

(n)
"Election to Participate" shall mean the form of written agreement that will be executed and entered into between a Participant and the Bank specifying the amount of annual compensation to be deferred immediately following the date of execution of said "Election to Participate" and continuing thereafter under the terms of the Plan.

(o)	“Employer(s)” shall mean the Bank and/or any Subsidiary (now in existence or hereafter formed or acquired) that duly adopts the Plan as provided in Article XIV hereof.

(p)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and, to the extent not inconsistent therewith, regulations issued thereunder.

(q)	"Holding Company" shall mean Trustmark Corporation.

(r)
"Merger" shall mean a transaction or series of transactions wherein the Bank or Holding Company is combined with another business entity, and after which the persons or entities who had owned, either directly or indirectly, a Controlling Interest in the Bank's or Holding Company’s voting stock own less than a Controlling Interest in the voting stock of the combined entity.

(s)	"Normal Retirement Date" shall be March 1 following Participant’s sixty-fifth (65th) birthday.

(t)	"Participant" shall mean a Director who is selected and elects to participate in the Plan through the execution of a Plan Agreement in accordance with the provisions of Article II.

(u)
"Participant's Benefit Level" shall mean that portion of the Benefit Level which the Participant chooses as a basis for computation of Death and Retirement Benefits pursuant to the terms and conditions of the Plan.

(v)	"Plan" shall mean the Directors' Deferred Fee Plan of Trustmark National Bank, Jackson, Mississippi as amended from time to time.

(w)
"Plan Agreement" shall mean the form of written agreement, attached hereto as Annex I, which is entered into from time to time by and between the Bank and a Director selected to become a Participant as a condition to participation in the Plan.  Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled under the Plan, and the Plan Agreement bearing the latest date shall govern such entitlement.

(x)	"Retirement" and "Retire" shall mean severance of relationship with the Bank at or after the attainment of his or her Normal Retirement Date.

(y)	"Retirement Benefit" shall mean the benefit provided under Article IV of the Plan.

(aa)
"Subsidiary" shall mean any business organization in which Trustmark National Bank, Jackson, Mississippi, directly or indirectly, owns an interest, excluding ownership interests Trustmark National Bank, Jackson, Mississippi may hold in their fiduciary capacities as trustee or otherwise, and any other business organization that the Board of Directors designates as a Subsidiary for purposes of this Plan, provided in each such case the business organization would be aggregated and treated as a single employer with Trustmark National Bank, Jackson, Mississippi under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.  In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least eighty percent (80%) when applying, the applicable provisions of (1) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (2) Treas. Reg. Sec.1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

(bb)
"Substantial Change in Ownership" shall mean a transaction or series of transactions in which a Controlling Interest in the Bank or Holding Company is acquired by or for a person or business entity, either of which did not own, either directly or indirectly, a Controlling Interest in the Bank or Holding Company.  The above shall not apply to stock purchased by any tax-qualified employee stock ownership plan or other such type of benefit plan sponsored by the Bank or any company affiliated with the Bank or the Holding Company.

1.2	Construction.

(a)
The masculine gender when used herein shall be deemed to include the feminine gender, and the singular may include the plural unless the context clearly indicates to the contrary.  The words "hereof", "herein," "hereunder", and other similar compounds of the word "here" shall mean and refer to the entire Plan and not to any particular provision or section.  Whenever the words "Article" or "Section" are used in this Plan, or a cross-reference to an "Article" or "Section" is made, the Article or Section referred to shall be an Article or Section of this Plan unless otherwise specified.

(b)
The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded.  It not intended to be covered by ERISA, but if it is considered to be covered by ERISA, it should be viewed as maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).  Except with respect to Plan benefits not subject to Code Section 409A, the Plan shall be administered and interpreted (i) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (ii) in accordance with Code Section 409A and related Treasury guidance.

1.3
Applicability of Code Section 409A.  It is intended that if no part of a Participant’s Retirement Benefit is earned or becomes vested after December 31, 2004 and there is no material modification with respect to such benefit which would cause it to become subject to Code Section 409A, then neither this Plan restatement nor Code Section 409A shall apply to such Participant’s Plan benefits, and the payment of such Participant’s Plan benefits shall be governed by the terms of the Plan as in effect on December 31, 2004.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1
Eligibility.  In order to be eligible for participation in the Plan, a Director must be selected by the Committee in the year preceding the year in which the Director is eligible to participate as hereinafter provided.  The Committee, in its sole and absolute discretion, shall determine eligibility for participation in accordance with the purposes of the Plan.

2.2
Participation.  After being selected by the Committee to participate in this Plan, a Director shall, as a condition precedent to participation herein, complete and return to the Committee a duly executed Plan Agreement and Election to Participate electing to participate herein and agreeing to the terms and conditions thereof, and by the execution of such Plan Agreement and Election to Participate a Participant shall agree that all amounts deferred thereby shall be irrevocably deferred and that in lieu thereof the Participant shall be entitled solely to the benefits provided under this Plan.  Such Plan Agreement shall be completed and returned to the committee at the time specified thereby, and should be subsequent to December 31st of the year preceding the year to which the Plan Agreement relates.

ARTICLE III

DEATH BENEFIT

3.1
Amount and Payment of Death Benefit.  If a Participant dies before Retirement, before his or her Retirement Benefit commences to be paid pursuant to Section 4.1(b) and the Plan is in effect at that time, the Bank will pay or cause to be paid a Death Benefit to such Participant's Beneficiary.  The said Death Benefit shall be one hundred percent (100%) of the Participant's Benefit Level as set forth in the Plan Agreement paid monthly for the next one hundred and twenty (120) months.  Such payments shall commence effective the first day of the month following the date of death.

Notwithstanding the immediately preceding paragraph of this Section 3.1, the Bank will pay or cause to be paid the Death Benefit specified therein only if:

(a)	At the time of the Participant's death prior to attaining his or her Normal Retirement Date:

(i)
Such Participant was a Director and had not Retired, or was Disabled or on authorized leave of absence, his or her Retirement Benefit has not commenced to be paid pursuant to Section 4.1(b) and all deferrals and payments required to be made by such Participant under Sections 3.2 et. seq. have been made, or

(ii)	Such required deferrals or payments were waived pursuant to Section 3.5 because of such Participant's Disability;

(b)	The Participant's Plan Agreement had been kept in force throughout the period commencing on the date of such Plan Agreement and ending on the date of his or her death;

(c)
The Participant's death was due to causes other than suicide within two (2) years of the date of his or her original Plan Agreement or within two (2) years of the date of any amendment to his or her Plan Agreement or any subsequent Plan Agreement resulting from additional benefits granted because of an increase in the Participant's Benefit Level; but the Participant's suicide shall relieve the Bank only of its obligation to pay that portion of the Death Benefit that was granted within two (2) years prior to the date of such suicide;

(d)
The Participant's death is determined not to be from a bodily or mental cause or causes, information about which was withheld, or knowingly concealed, or falsely provided by the Participant when requested by the Bank to furnish evidence of good health upon the Participant's enrolling in the Plan or upon an application for an increase in benefits because of an increase in Participant's Benefit Level; and

(e)	Proof of death in such form as determined acceptable by the Committee is furnished.

3.2
Amount of Participant Deferral and Payments.  In consideration for the Death Benefit selected in Participant's Plan Agreement, each Participant shall defer an amount of his or her compensation in such amounts and at such times as shall be determined by the Committee and as specified in his or her Election to Participate, and the Committee may change the amount of such deferral prospectively on a calendar year by calendar year basis, provided that any change is made prior to the beginning of the calendar year for which it is effective.  If a Participant is authorized to take a leave of absence from his or her relationship or, subject to the provisions of Section 3.5, is Disabled, the Participant shall be required to make payments to the Bank in accordance with this Article III in order to maintain his or her Plan Agreement in force.  A Participant's obligation to defer an amount of his or her compensation in accordance with this Article III or to make the payments required by this Article III shall be stated in his or her Plan Agreement and Election to Participate, shall commence on the date his or her Plan Agreement becomes effective, and shall continue thereafter during the term of his or her Plan Agreement or until the earlier of such Participant's death or attainment of his or her Normal Retirement Date.  A Participant shall have the right, prospectively on a calendar year by calendar year basis, to increase or decrease the amount of his or her deferral initially selected by him by amending his or her Plan Agreement and Election to Participate in accordance with the rules adopted by the Committee for this purpose, provided that any change is agreed to prior to the beginning of the calendar year for which it is effective.

3.3
Time and Manner of Deferring or Making Payments.  A Participant shall, in his or her Plan Agreement and Election to Participate, authorize the Employer to defer an amount of such Participant's compensation equal to the amount specified pursuant to Section 3.2.  A Participant who is on authorized leave of absence or is Disabled and who is required to make the payments required in this Article III shall make such payments at such time and in such manner as the Committee shall provide; provided, however, that the Participant shall not continue to make such payments during any period in which a portion of his or her compensation is being deferred or such payments have been waived pursuant to Section 3.5.

3.4
Participant Deferrals and Payments - Use and Forfeitability.  The amount of each Participant's compensation deferred pursuant to Sections 3.2 and 3.3 shall be and remain solely the property of the Bank and the amount collected by the Bank pursuant to Sections 3.2 and 3.3 from each Participant who is on an authorized leave of absence or Disabled shall be and become solely the property of the Bank, and a Participant shall have no right thereto, nor shall the Bank be obligated to use such amounts in any specific manner.  Except as provided in Article IV, if a Participant's death occurs under circumstances other than those specified in Section 3.1, no benefit shall be payable hereunder or under his or her Plan Agreement to his or her Beneficiary or any other person or entity on his or her behalf, and any payments made by such Participant under Sections 3.2 and 3.3 shall be forfeited.

3.5
Waiver of Participant Deferral or Payments.  If a Participant becomes Disabled before attaining his or her Normal Retirement Date, the Disability continues for more than three (3) months, and the Disability benefit specified in Item 4 of the Participant's Plan Agreement is in effect, such Participant shall not be required to defer a portion of his or her compensation pursuant to Sections 3.2 and 3.3 or make the payments provided for in Sections 3.2 and 3.3, commencing with the fourth (4th) month following the date of such Disability and continuing thereafter for as long as such Disability continues.

3.6
Required Payments and Leave of Absence.  If a Participant is authorized by the Bank for any reason, including military, medical or other, to take a leave of absence, such Participant shall be required to make payments in order to maintain his or her Plan Agreement in force (first out of his or her compensation during such leave of absence and, if his of her compensation is insufficient, from his or her personal assets).  Such required payments shall be an amount equal to the amount of the Participant's compensation that is to be deferred under the terms of his or her Plan Agreement and Election to Participate.  A Participant required to make payments under this Section 3.6 shall continue making such required payments until the earlier of (i) the date he or she returns to his or her duties following a leave of absence, (ii) the date such payments are waived pursuant to Section 3.5, or (iii) the effective date that he or she enters into a new Plan Agreement and Election to Participate.  If a Participant's payments are waived pursuant to Section 3.5 and subsequently the Participant returns to his or her duties, he or she shall be required to resume deferring his or her compensation, in the amount specified above.

3.7
Failure to Make Required Payments.  Failure to make payments required by Section 3.6 shall cause Participant's Plan Agreement to terminate without the necessity of any notice from either party to the other.  From and after such termination, except as provided in Section 4.5 hereof, neither party shall have any further obligation to the other party under this Plan or such Plan Agreement.

3.8	Disability.

(a)
If a Participant becomes Disabled before attaining his or her Normal Retirement Date and subsequently dies before Retirement and before his or her Retirement Benefit commences to be paid pursuant to Section 4.1(b) and while the waiver described in Section 3.5 is in effect, the Death Benefit provided in this Article III shall be paid.  If a Participant Retires while the waiver described in Section 3.5 after becoming Disabled or attains his or her Normal Retirement Date or commences to be paid pursuant to Section 4.1(b), the Retirement Benefit provided in Article IV shall be paid.

(b)
For purposes hereof, either Disability and Disabled means unable to engage in any substantial gainful activity (1) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, where the Participant is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer.  For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration.  A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements hereof.

Notwithstanding the foregoing, a Participant will not be considered Disabled unless:

(1)	such Disability was not either intentionally self-inflicted or caused by illegal or criminal acts of the Participant;

(2)	the Participant was a Director at the time he or she became Disabled (or was then on an authorized Leave of Absence) and had made all payments required hereunder;

(3)	the Participant's Plan Agreement has been kept in force until the time of such Disability; and

(4)	the Committee has approved the waiver of such fee and such waiver is so noted in the Participant's Plan Agreement.

The determination of what constitutes a Disability or being Disabled and the cessation of being Disabled for purposes of this Section 3.8 shall be made by the Committee, in its sole and absolute discretion, and such determination shall be conclusive.

ARTICLE IV

RETIREMENT BENEFIT

4.1	Payment at Normal Retirement Date.

(a)
If a Participant has remained a Director until his or her Normal Retirement Date and shall then Retire, and if the Plan and his or her Plan Agreement have been kept in force, the Bank shall pay or cause to be paid to such Participant, as a Retirement Benefit (herein so called), the amount per month specified in his or her Plan Agreement as a Retirement Benefit.  Payment of such monthly amount shall commence on the Participant's Normal Retirement Date and shall continue for the life of the Participant.  If such Participant shall die before receiving three hundred (300) monthly payments, the Retirement Benefit will be continued to the Participant's Beneficiary as set forth in the Beneficiary Designation until an aggregate of three hundred (300) monthly payments has been paid to the Participant and his or her Beneficiary.

(b)
This Section 4.1(b) shall apply, effective January 1, 2008.  In lieu of payment pursuant to the other applicable provisions of this Article IV, if (1) any portion of a Participant’s Retirement Benefit is earned or becomes vested after December 31, 2004 and is thus subject to Code Section 409A, (2) such a Participant has remained a Director until his or her Normal Retirement Date (or, if later, until February 29, 2008), and (3) the Plan and such Participant’s Plan Agreement have been kept in force until such time, the Retirement Benefit of such a Participant shall commence to be paid on the Participant's Normal Retirement Date (or if later, on March 1, 2008) and shall continue for the life of the Participant.  The amount of such monthly payment shall be the amount per month specified in the Participant's Plan Agreement on the Participant's Normal Retirement Date (increased where applicable for interest at the rate of four percent (4%), or such other rate as the Committee may determine from time to time, per annum, compounded annually, to the Participant's Normal Retirement Date (or if later, to March 1, 2008).  If such Participant shall die before receiving three hundred (300) monthly payments, the Retirement Benefit will be continued to the Participant's Beneficiary as set forth in the Beneficiary Designation until an aggregate of three hundred (300) monthly payments has been paid to the Participant and his or her Beneficiary.  Notwithstanding any other provisions of the Plan, in the event a Participant commences to receive his or her Retirement Benefit pursuant to this Section 4.1(b), there shall be no further accrual of, or any increase to, the Participant’s Retirement Benefit under the Plan after the Participant’s Normal Retirement Date (or, if later, February 29, 2008).

4.2
Post Retirement Death Benefit.  If a Participant dies after Retirement or commencement of his or her Retirement Benefit pursuant to Section 4.1(b) but before the applicable Retirement Benefit is paid in full, the unpaid Retirement Benefit payments to which such Participant is entitled shall continue and be paid to that Participant's Beneficiary.  Such payments shall be made in accordance with the payment schedule to that Participant pursuant to Section 4.1 of the Plan.

4.3
Exclusivity of Post Retirement Death Benefit.  No Death Benefit as defined in Article III shall be paid to the Beneficiary of a Participant who dies after Retirement or commencement of his or her Retirement Benefit pursuant to Section 4.1(b).

4.4
Accrual of Retirement Benefit.  A Participant who ceases to be a Director before completion of one (1) full year of participation in the Plan, except as a result of death, Retirement, or Disability, shall not be entitled to any benefits hereunder and the Bank shall have no obligation hereunder to such Participant.

4.5
Deferred Termination Benefit.  A Participant who ceases to be a Director after the completion of one (1) full year of participation in the Plan shall receive a portion of his or her monthly Retirement Benefit upon the earlier of (i) the Participant's death or (ii) attainment of his or her Normal Retirement Date.  Said portion shall be the monthly amount of the Retirement Benefit set forth in the Participant's Plan Agreement multiplied by a fraction, the numerator of which is the number of whole years said Director was a Participant in the Plan and the denominator of which is the number of whole years between such Participant's age at entry into the Plan and the Participant's age at his or her Normal Retirement Date.  If the Participant's benefits have been increased since the Participant's initial entry into this Plan, or successor or predecessor plans, the reduced monthly Retirement Benefit shall be determined by reducing each incremental benefit increase in accordance with the formula.  The resulting reduced monthly amount shall be the only benefit to which such Participant is entitled.  The reduced monthly amount will be payable for life at the attainment of the Participant's Normal Retirement Date and shall be continued to Participant's Beneficiary as set forth in the Beneficiary Designation until a total of three hundred (300) monthly payments including those paid to Participant have been made.  In the event the Participant dies before attaining his or her Normal Retirement Date, the reduced monthly amount will be payable to Participant's Beneficiary as set forth in the Beneficiary Designation.  Such payments shall commence at the attainment of what would have been the Participant's Normal Retirement Date and shall be payable for three hundred (300) months.

ARTICLE V

BENEFICIARY

A Participant shall designate his or her Beneficiary to receive benefits under the Plan and his or her Plan Agreement by completing the Beneficiary Designation.  If more than one Beneficiary is named, the shares and/or precedence of each Beneficiary shall be indicated.  A Participant shall have the right to change the Beneficiary by submitting to the Committee a new Beneficiary Designation.  The Beneficiary Designation must be approved in writing by the Bank; however, upon the Bank's acknowledgment of approval, the effective date of the Beneficiary Designation shall be the date it was executed by the Participant.  If the Bank has any doubt as to the proper Beneficiary to receive payments hereunder, it shall have the right to withhold such payments until the matter is finally adjudicated.  Any payment made by the Bank in good faith and in accordance with the provisions of this Plan and a Participant's Plan Agreement and Beneficiary Designation shall fully discharge the Bank from all further obligations with respect to such payment.

ARTICLE VI

SOURCE OF BENEFITS

6.1
Benefits Payable from General Assets.  Amounts payable hereunder shall be paid exclusively from the general assets of the Bank, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, or other asset of the Bank that may be looked to for such payment.  The Bank's liability for the payment of benefits hereunder shall be evidenced only by this Plan and each Plan Agreement entered into between the Bank and a Participant.

6.2
Investments to Facilitate Payment of Benefits.  Although the Bank is not obligated to invest in any specific asset or fund in order to provide the means for the payment of any liabilities under this Plan, the Bank may elect to do so and, in such event, no Participant shall have any interest whatever in such asset or fund.  As a condition precedent to the Bank's obligation to provide any benefits, including incremental increases in benefits, under this Plan, the Participant shall, if so requested by the Bank, provide evidence of insurability at standard and other rates, in such amounts, and with such insurance carrier or carriers as the Bank may require, including the results and reports of previous Bank and other insurance carrier physical examinations, taking such additional physical examinations as the Bank may request, and taking any other action that the Bank may request, and shall consent to the Bank’s acquisition of insurance on his or her life.  If a Participant is requested to and does not or cannot provide evidence of insurability as specified in the immediately preceding sentence, then the Bank shall have no further obligation to such Participant under this Plan, and such Participant's Plan Agreement shall terminate, except as to benefits previously granted.  Notwithstanding the foregoing, if a Participant cannot provide evidence of insurability at standard rates or for the amounts initially contemplated in connection with his or her participation in the Plan, the Bank may, at its discretion, permit the Participant to participate herein for such benefits and upon such deferral of his or her compensation as the Bank may, in its sole discretion, deem appropriate in a manner which is not violative of Code Section 409A and is set out in his or her Plan Agreement.

The Participant also understands and agrees that his or her participation, in any way, in the acquisition of any such insurance policy or any other general asset by the Bank shall not constitute a representation to the Participant, his or her Beneficiary, or any person claiming through the Participant that any of them has a special or beneficial interest in such general asset.

6.3
Bank Obligation.  The Bank shall have no obligation of any nature whatsoever to a Participant under this Plan or a Participant's Plan Agreement, except otherwise expressly provided herein and in such Plan Agreement.

6.4
Withholding of Information, Etc.  If, in connection with a Participant's enrolling in or applying for incremental benefit increases under the Plan, the Bank requests the Participant to furnish evidence of insurability, the Participant dies, and it is determined that the Participant withheld, knowingly concealed, or knowingly provided false information about the bodily or mental condition or conditions that caused the Participant's death, the Bank shall have no obligation to provide the benefits contracted for on the basis of such withholding, concealment, or false information.

ARTICLE VII

TERMINATION OF RELATIONSHIP

Neither this Plan nor a Participant's Plan Agreement, either singly or collectively, in any way obligate the Bank to continue the relationship of a Participant with the Bank nor does either limit the right of the Bank at any time and for any reason to terminate the Participant's relationship.  Termination of a Participant's relationship with the Bank for any reason, whether by action of the Bank, shall immediately terminate his or her participation in this Plan and his or her Plan Agreement, and all further obligations of either party thereunder, except as may be provided in Section 4.5 and/or Section 9.3.  In no event shall this Plan or a Plan Agreement, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever between the Bank and a Participant.

ARTICLE VIII

TERMINATION OF PARTICIPATION

8.1
Termination of Participation - General.  A Participant reserves the right to terminate his or her participation in this Plan and his or her Plan Agreement at his or her election at any time by giving the Committee written notice of such termination not less than thirty (30) days prior to an anniversary date of the date of execution of his or her Plan Agreement.  A Participant's termination shall be effective as soon as administratively convenient after such anniversary date.  If a Participant terminates his or her participation in the Plan, such participation termination must not be violative of Code Section 409A and, in the case of a Participant who has agreed to a deferral of compensation pursuant to the Plan, must be effected as of the beginning of a calendar year, or as of a specified date is a calendar year, following the calendar year in which the Participant delivers written notice of his or her participation termination to the Committee.

8.2
Rights After Termination of Participation.  Participants who elect to terminate participation in the Plan after one (1) full year of participation but before eligibility for Retirement will be entitled to the same benefits as a Participant who ceases to be a Director as described in Section 4.5.  Such Participants will not be entitled to a Death Benefit under Article III.

ARTICLE IX

TERMINATIONS, AMENDMENTS, MODIFICATION OR

SUPPLEMENT OF PLAN

9.1
Termination Amendment, Etc.  The Bank reserves the right to terminate, amend, modify or supplement this Plan, wholly or partially, and from time to time, at any time.  The Bank likewise reserves the right to terminate, amend, modify, or supplement any Plan Agreement, wholly or partially, from time to time.  Such right to terminate, amend, modify, or supplement this Plan or any Plan Agreement shall be exercised for the Bank by the Committee; provided, however, that:

(a)
Except as deemed appropriate to comply with Code Section 409A, no action to terminate this Plan or a Plan Agreement shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than thirty (30) days prior to such action; and

(b)
The Committee shall take no action to terminate this Plan or a Plan Agreement with respect to a Participant or his or her Beneficiary after the payment of any benefit has commenced in accordance with Article III or Article IV but has not been completed.

Notwithstanding the foregoing, the Bank may not provide for acceleration in payment of any Plan benefit subject to Code Section 409A upon termination of the Plan, or for termination of any compensation deferral by a Participant pursuant to the Plan in connection with the termination of the Plan, unless it does so subject to and in accordance with any rules established by it deemed necessary to comply with the applicable requirements and limitations of Code Section 409A and Treas. Reg. Sec.1.409A-3(j)(4)(ix).

9.2
Rights and Obligations Upon Termination.  Upon the termination of this Plan or any Plan Agreements, by either the Committee or a Participant in accordance with the provisions for such termination, neither this Plan nor the Plan Agreement shall be of any further force and effect, and no party shall have any further obligation under either this Plan or any Plan Agreement so terminated except as may be provided for in Section 4.5, Section 9.3, or the provisions of this Article IX.

9.3
Rights and Obligations Upon Termination as Result of "Change in Control".  In the event the Bank or Holding Company should undergo a Change in Control to another corporation, firm or person and within three (3) years of such Change in Control such corporation, firm or person takes action to terminate this Plan or a Participant in the Plan, a Participant who is a Director at such time will, nevertheless, be entitled to a portion of his or her monthly Retirement Benefit upon the earlier of (i) the Participant's death or (ii) attainment of his or her Normal Retirement Date.  Said portion shall be the monthly amount of the Retirement Benefit set forth in the Participant's Plan Agreement multiplied by a fraction, not to exceed one (1), the numerator of which is the number of whole years said Director was a Participant in the Plan plus, in the case of a Participant who has not attained his or her Normal Retirement Date (or, if later, February 29, 2008), five (5) additional years and the denominator of which is the number of whole years between such Participant's age at entry into the Plan and the Participant's age at his or her Normal Retirement Date.  If the Participant's benefits have been increased since the Participant's initial entry into this Plan, or successor or predecessor plans, the reduced monthly Retirement Benefit shall be determined by reducing each incremental benefit increase in accordance with the formula.  The resulting reduced monthly amount shall be the only benefit to which such Participant is entitled.  The reduced monthly amount will be payable for life at the attainment of the Participant's Normal Retirement Date (subject to delay if required pursuant to Code Section 409A), and shall be continued to Participant's Beneficiary as set forth in the Beneficiary Designation until a total of three hundred (300) monthly payments including those paid to Participant have been made.  In the event the Participant dies before attaining his or her Normal Retirement Date, the reduced monthly amount will be payable to Participant's Beneficiary as set forth in the Beneficiary Designation.  Such payments shall commence at the attainment of what would have been the Participant's Normal Retirement Date and shall be payable for three hundred (300) months.

ARTICLE X

OTHER BENEFITS AND AGREEMENTS

The benefits provided for a Participant and his or her Beneficiary hereunder and under such Participant's Plan Agreement are in addition to any other benefits available to such Participant under any other program or plan of the Bank for its Directors, and, except as may otherwise be expressly provided for, this Plan and Plan Agreements entered into hereunder shall supplement and shall not supersede, modify, or amend any other program or plan of the Bank or a Participant.  Moreover, benefits under this Plan and Plan Agreements entered into hereunder shall not be considered compensation for the purpose of computing deferrals or benefits under any plan maintained by the Bank that is qualified under Code Section 401(a).

ARTICLE XI

RESTRICTIONS ON ALIENATION OF BENEFITS

No right or benefit under this Plan or a Plan Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void.  No right or benefit hereunder or under any Plan Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.  If any Participant or Beneficiary under this Plan or a Plan Agreement should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder or under any Plan Agreement, then such right or benefit shall, in the discretion of the Committee, terminate, and, in such event, the Committee shall hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Committee, in its sole and absolute discretion, may deem proper.

ARTICLE XII

ADMINISTRATION OF THIS PLAN

12.1
Appointment of Committee.  The general administration of this Plan, and any Plan Agreements executed hereunder, as well as construction and interpretation thereof, shall be vested in the Committee, the number and members of which shall be designated and appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.  Any such member of the Committee may resign by notice in writing filed with the secretary of the Committee.  Vacancies shall be filled promptly by the Board of Directors but any vacancies remaining unfilled for ninety days may be filled by a majority vote of the remaining members of the Committee.  Each person appointed a member of the Committee shall signify his or her acceptance by filing a written acceptance with the secretary of the Committee.

12.2
Committee Officials.  The Board of Directors shall designate one of the members of the Committee as chairman and shall appoint a secretary who need not be a member of the Committee.  The secretary shall keep minutes of the Committee's proceedings and all data, records and documents relating to the Committee's administration of this Plan and any Plan Agreements executed hereunder.  The Committee may appoint from its number such subcommittees with such powers as the Committee shall determine and may authorize one or more of its members or any agent to execute or deliver any instrument or make any payment on behalf of the Committee.

12.3
Committee Action.  All resolutions or other actions taken by the Committee shall be by the vote of a majority of those members present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.

12.4
Committee Rules and Powers - General.  Subject to the provisions of this Plan, the Committee shall from time to time establish rules, forms, and procedures for the administration of this Plan, including Plan Agreements.  The Committee shall have the exclusive right to determine, among other matters, (i) Disability with respect to a Participant and (ii) the degree thereof, either or both determinations to be made on the basis of such medical and/or other evidence that the Committee, in its sole and absolute discretion, may require.  Such decisions, actions, and records of the Committee shall be conclusive and binding upon the Bank and all persons having or claiming to have any right or interest in or under this Plan.

12.5
Reliance on Certificate, Etc.  The members of the Committee and the officers and directors of the Bank shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel.  Such legal counsel may be counsel for the Bank.

12.6
Liability of Committee.  No member of the Committee shall be liable for any act or omission of any other member of the Committee, or for any act or omission on his or her own part, excepting only his or her own willful misconduct.  The Bank shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct.  Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought, or settlement thereof.  The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled as a matter of law.

12.7
Determination of Benefits.  In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify, under this Plan and any Plan Agreement, the amount and kind of benefits from time to time payable to Participants and their Beneficiaries, and to authorize all disbursements for such purposes.

12.8
Information to Committee.  To enable the Committee to perform its functions, the Bank shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of relationship, and such other pertinent facts as the Committee may require.

12.9
Manner and time of Payment of Benefits.  The Committee shall have the power, in its sole and absolute discretion, to change the manner and time of payment of benefits to be made to a Participant or his or her Beneficiary from that set forth in the Participant's Plan Agreement if requested to do so by such Participant or Beneficiary.

ARTICLE XIII

NAMED FIDUCIARY AND CLAIMS PROCEDURE

13.1
Named Fiduciary.  The Named Fiduciary of the Plan for purposes of the claims procedure under this Plan is the Chief Financial Officer; provided, however, that if the claim relates to a Plan benefit of the Chief Financial Officer, the Named Fiduciary shall be the person or committee designated by the Bank.

13.2
Right to Change Named Fiduciary.  The Bank shall have the right to change the Named Fiduciary created under this Plan.  The Bank shall also have the right to change the address and telephone number of the Named Fiduciary.  The Bank shall give the Participant written notice of any change of the Named Fiduciary, or any change in the address and telephone number of the Named Fiduciary.

13.3
Procedure for Claims.  Benefits shall be paid in accordance with the provisions of this Plan.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Named Fiduciary a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  The written claim shall be mailed or delivered to the Named Fiduciary.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within one hundred and eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

13.4
Notification of Denial of Claim.  The Named Fiduciary shall consider a Claimant's claim within a reasonable time, but no later than ninety (90) days after receiving the claim.  If the Named Fiduciary determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Named Fiduciary expects to render the benefit determination.  The Named Fiduciary shall notify the Claimant in writing:

(a)	that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Named Fiduciary has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(1)	the specific reason(s) for the denial of the claim, or any part of it;

(2)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(4)	an explanation of the claim review procedure set forth in Section 13.5 below.

13.5
Review of a Denied Claim.  On or before sixty (60) days after receiving a notice from the Named Fiduciary that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Named Fiduciary a written request for a review of the denial of the claim.  The Claimant (or the Claimant's duly authorized representative):

(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Named Fiduciary, in its sole discretion, may grant.

13.6
Decision on Review.  The Named Fiduciary shall render its decision on review promptly, and no later than sixty (60) days after the Named Fiduciary receives the Claimant’s written request for a review of the denial of the claim.  If the Named Fiduciary determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Named Fiduciary expects to render the benefit determination.  In rendering its decision, the Named Fiduciary shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

13.7
Legal Action.  A Claimant's compliance with the foregoing provisions of this Article XIII is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE XIV

ADOPTION OF PLAN BY SUBSIDIARY,

AFFILIATED OR ASSOCIATED COMPANIES

Any corporation that is a Subsidiary may, with the approval of the Board of Directors, adopt this Plan and thereby come within the definition of Bank in Article I hereof.

ARTICLE XV

MISCELLANEOUS

15.1
Execution of Receipts and Releases.  Any payment to any Participant, a Participant's legal representative, or Beneficiary in accordance with the provisions of this Plan or Plan Agreement executed hereunder shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank.  The Bank may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefore in such form as it may determine.

15.2
No Guarantee of Interests.  Neither the Committee nor any of its members guarantees the payment of any amounts which may be or become due to any person or entity under this Plan or any Plan Agreement executed hereunder.  The liability of the Bank to make any payment under this Plan or any Plan Agreement executed hereunder is limited to the then available assets of the Bank.

15.3
Bank Records.  Records of the Bank as to a Participant's relationship, termination of relationship and the reason therefor authorized leaves of absence, and compensation shall be conclusive on all persons and entities, unless determined to be incorrect.

15.4
Evidence.  Evidence required of anyone under this Plan and any Plan Agreement executed hereunder may be by certificate, affidavit, document, or other information which the person or entity acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

15.5
Notice.  Any notice which shall be or may be given under this Plan or a Plan Agreement executed hereunder shall be in writing and shall be mailed by United States mail, postage prepaid.  If notice is to be given to the Bank, such notice shall be addressed to the Bank at:

Trustmark National Bank, Jackson, Mississippi
Box 291
Jackson, Mississippi  39205

marked to the attention of the Secretary, Administrative Committee, Directors’ Deferred Fee Plan; or, if notice to a Participant, addressed to the address shown on such Participant's Plan Agreement.

15.6	Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

15.7
Effect of Provisions.  The provisions of this Plan and of any Plan Agreement executed hereunder shall be binding upon the Bank and its successors and assigns, and upon a Participant, his or her Beneficiary, assigns, heirs, executors, and administrators.

15.8
Headings.  The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in the construction of the provisions hereof or any Plan Agreement executed hereunder.

15.9
Governing Law.  All questions arising with respect to this Plan and any Plan Agreement executed hereunder shall be determined by reference to the laws of the State of Mississippi, as in effect at the time of their adoption and execution, respectively.

COMPLETE

ANNEX I
DIRECTORS'

DEFERRED FEE PLAN

OF

TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI

I acknowledge that, as a Director of Trustmark National Bank, Jackson, Mississippi, I have been offered an opportunity to participate in the Directors' Deferred Fee Plan ("Plan"), as described in the attached document, in the forthcoming year and that I have irrevocably elected one of the two alternatives set forth as indicated by the space which I have checked:

_____	To participate in the Plan.

_____	Not to participate in the Plan.

Participant's Benefit Level, benefits, and payments to the cost of the Death Benefits under the Plan are agreed to be as follows:

1.	Participant's Benefit Level: $ per month.

This represents ____% of the Benefit Level made available for computation of Retirement and Death Benefits.

2.	Death Benefit (Article III of Plan):

$                              per month for 120 months.

3.	Retirement Benefit (Article IV of Plan):

(a)
Retirement at Normal Retirement Date: $  per month for life.  If Participant shall die prior to receiving three hundred (300) monthly payments, said amount shall be continued to Participant's Beneficiary in accordance with Beneficiary Designation until the balance of the three hundred (300) monthly payments has been paid.

(b)	Retirement after Normal Retirement Date: Amounts to be determined and paid as specified by Section 4.1(b), if any, of the Plan.

(c)	Termination Benefit: Amounts to be determined and paid as specified by Section 4.5 and/or Section 9.3 of the Plan.

4.	Disability Benefit: In the event of Disability (as defined in Section 1.1 of the Plan), Participant's deferral shall be waived pursuant to Section 3.5 of the Plan.

5.	Participant Contributions (Article III of Plan): The Participant’s deferral from compensation with respect to the Death Benefit under Article III of the Plan is

$                       per ___________.

The Participant hereby authorizes the Employer to reduce his or her compensation by the amount specified in the immediately preceding sentence (which he or she previously agreed to) and which he or she acknowledges and agrees shall remain in effect as of __________________ and shall continue thereafter until no longer required to do so pursuant to the applicable provisions of the Plan.

The Participant hereby agrees, in the event that the Participant is on an authorized leave of absence or Disabled (as defined in Section 1.1 of the Plan), to make payment to the Bank of said amounts as provided in the Plan.

I understand and further acknowledge that if I terminate the relationship with the above-named Bank or terminate participation in the Plan by terminating this Plan Agreement prior to my Retirement (as defined in Section 1.1 of the Plan) or commencement of my Retirement Benefit payment pursuant to Section 4.1(b) of the Plan, except as provided in Section 4.5 and Section 9.3 of the Plan, I will forfeit my right to receive any benefits under the Plan and that all payments that I have made under the Plan (in accordance with Article III thereof and Item 5 above) will be forfeited.

I further acknowledge that any rights I or any Beneficiary have shall be solely those of an unsecured-creditor of the Bank.  If the Bank shall purchase an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, then, except as otherwise expressly provided, such policy or other assets shall not be deemed to be held under any trust for my benefit or the benefit of my Beneficiary or to be collateral security for the performance of the obligations of the Bank, but shall be, and remain, a general, unpledged, unrestricted asset of the Bank.

I further acknowledge that neither the Bank nor any of its subsidiaries, affiliated companies, officers, employees or agents has any responsibility whatsoever for any changes which I may make in other personal plans or programs as a result of my decision regarding the Plan and they are fully released to such extent, and I understand that the Plan and this Plan Agreement may be terminated at any time, in the sole discretion of the Bank, without any obligation of any nature whatsoever to the Bank, except a Participant shall have those rights provided for in Articles III, IV, VIII and IX of said Plan, to the extent such may be applicable to him or her at the time of such termination.

IN WITNESS WHEREOF, TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI has executed this Plan Agreement as of  , 20 .

TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI

By

Title

PARTICIPANT

(Signature)

(Type or print name)

(Address of Participant)

ANNEX II
DIRECTORS'

DEFERRED FEE PLAN

OF

TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI

BENEFICIARY DESIGNATION

1.	Participant:

2.	Scope: This Beneficiary Designation applies to all benefits of the Plan to which the above-named Participant has the right to name the Beneficiary.

3.
COUNSEL:  THE DESIGNATION OF A BENEFICIARY OR BENEFICIARIES IN ITEMS 4, 5, AND 6 BELOW MAY HAVE SIGNIFICANT ESTATE AND GIFT TAX CONSEQUENCES TO THE PARTICIPANT.  ACCORDINGLY, THE PARTICIPANT SHOULD SEEK THE ADVICE OF PROFESSIONAL COUNSEL WHO IS FAMILIAR WITH THE ESTATE AND GIFT TAX ASPECTS OF NONQUALIFIED RETIREMENT AND SALARY CONTINUATION PLANS BEFORE COMPLETING THIS FORM.

4.	Identification of Beneficiaries:

A.	Primary Beneficiary:

B.	Secondary Beneficiary:

5.	Methods of Payment (Check One):

____
Alternative 1.  Beneficiary shall mean the Primary Beneficiary if such Primary Beneficiary survives Participant, and shall mean the Primary Beneficiary's estate if such Primary Beneficiary survives Participant but thereafter dies.  The term Beneficiary shall mean the Secondary Beneficiary if the Primary Beneficiary fails to survive Participant, and shall mean the Secondary Beneficiary's estate when the Secondary Beneficiary thereafter dies.  If both the Primary and Secondary Beneficiaries fail to survive Participant, the term Beneficiary shall mean the Participant's estate.

____
Alternative 2.  Beneficiary shall mean the Primary Beneficiary if such Primary Beneficiary survives Participant, and shall mean the Secondary Beneficiary if either the Primary Beneficiary fails to survive Participant or the Primary Beneficiary survives Participant but thereafter dies.  If both the Primary and Secondary Beneficiaries fail to survive Participant, the term Beneficiary shall mean the Participant's estate.

____	Alternative 3.

6.           Survivorship (Check One):

____	Alternative 1. For purposes of this Beneficiary Designation, no person shall be deemed to have survived the Participant if that person dies within thirty (30) days of the Participant's death.

____
Alternative 2.  If the Participant and the Participant's spouse die under circumstances such that there is insufficient evidence to determine the order of their deaths or if the Participant's spouse outlives the Participant for any time whatsoever, the Participant's spouse shall be deemed to have survived the Participant.  For all other purposes of this Beneficiary Designation, no person shall be deemed to have survived the Participant if that person dies within thirty (30) days of the Participant's death.

7.	Duration: This Beneficiary Designation is effective until the Participant files another such Designation with the Bank. Any previous Beneficiary Designations are hereby revoked.

8.	Execution:

Date:	Participant:

Witness:

9.	Approval: This Beneficiary Designation is acknowledged and approved this day of ___________________, 20 and shall be effective as of the date executed by the Participant above.

TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI

By

Title